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                                                                     Exhibit 2.8

                  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                                       OF
                            NEXELL THERAPEUTICS INC.

          This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution of Nexell Therapeutics Inc., a Delaware corporation (the "Company"), in accordance with the Delaware General Corporation Law ("DGCL") and applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

     1. The Board of Directors of the Company (the "Board of Directors") has adopted this Plan. The Board will submit the Plan to the holders of a majority of the Company's common stock, par value $.001 per share (the "Common Stock"), to take action on the Plan and ratify the Company's actions taken to date on the Plan by written consent. If stockholders holding a majority of the outstanding Common Stock approve adoption of this Plan by written consent, the Plan shall constitute the adopted Plan of the Company as of the later of the date of such approval by written consent or 20 days after the mailing of an Information Statement meeting the requirements of Regulation 14C of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to stockholders (the "Adoption Date").

     2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

     3. From and after the Adoption Date, the Company shall complete the following corporate actions:

     (a) The Company shall sell, exchange or otherwise dispose of the assets listed on Schedule A hereto in one or more transactions upon such terms and conditions as the Board of Directors, in its reasonable judgment, deems expedient and in the best interests of the Company and the stockholders, without any further vote or action by the Company's stockholders. It is understood that the Company will be permitted to commence the sale and disposition of its assets as soon as possible following the adoption of this Plan by the Board of Directors in order to attain the highest value for such assets and maximize value for its stockholders. The assets and properties listed on Schedule A may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers.

     (b) The Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company, an estimate of which receivables, debts and claims are set forth on Schedule B.

     (c) The Company shall (i) pay or make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party and (iii) make such provision as shall be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. By approval of this Plan, the Board of Directors has determined that the amount of such claims and obligations as of the date of such approval is $2,720,767, and directs that there be established a contingency reserve in cash and/or property equal to such amount (the "Contingency Reserve") to satisfy such claims and obligations and all expenses of the sale of the Company's property and assets, and the liquidation and dissolution provided for in this Plan. Any unexpended and unencumbered portion of the Contingency Reserve shall be distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock, as provided in paragraph 3(e)(ii). Provided that the Adoption Date shall have occurred and a Certificate of Dissolution shall have been filed with respect to the Company as provided in DGCL Section 275(d), any unexpended amounts remaining in the Contingency Reserve shall be transferred to the Liquidating Trust described in Section 6 below no later than December 31, 2002.

     (d) By approval of this Plan, the Board of Directors has determined in good faith that the fair market value of all assets that are available for distribution, including any such assets to be included in the Contingency Reserve, as of the date of such approval is $5,592,792. The basis for the foregoing determinations of fair market value shall be filed with the minutes of the Board of Directors. The Board of Directors shall use reasonable efforts to distribute all cash and other assets available for distribution to stockholders of the Company (other than any unexpended portion of the Contingency Reserve) (the "Distribution") as promptly as practicable. Provided that the Adoption Date shall have occurred and a Certificate of Dissolution shall have been filed with respect to the Company as provided in DGCL Section 275(d), any such cash and other assets not so distributed shall be transferred to the Liquidating Trust described in Section 6 below no later than December 31, 2002.

     (e) Pursuant to the written agreement and consent of the holders of all of the Series A Cumulative Convertible Preferred Stock, par value $.001 per share ("Series A Preferred Stock") and all of the Series B Cumulative Convertible Preferred Stock, par value $.001 per share ("Series B Preferred Stock," and together with the Series A Preferred Stock, the "Preferred Stock"), the Distribution will be made as follows:

          (i) $0.05 per share of Common Stock, but not in excess of $872,026 in the aggregate, will be paid in cash to the record holders of Common Stock on the record date set for such distribution by the Board of Directors, pro rata to the number of shares of Common Stock outstanding and registered in

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                the name of each such holder, but treating any shares of Common
                Stock held of record or beneficially by Baxter Healthcare Corporation and any of its affiliates or transferees as not outstanding.

          (ii) The balance of the Distribution (which shall include all of the assets set forth in Schedule C attached hereto that are not required for the Contingency Reserve or for distribution pursuant to paragraph (e)(i) above, which may be distributed in kind) shall be paid or distributed to the record holders of the Series A Preferred Stock and the Series B Preferred Stock on the record date set for such distribution by the Board of Directors, pari passu based on each Series' proportionate share of the aggregate Liquidation Preferences of the Series A Preferred Stock and Series B Preferred Stock.

          (iii) As a condition to the distribution described in paragraph
                (e)(ii) above the holders of the Series A Preferred Stock and the Series B Preferred Stock shall agree to assume and perform the obligations set forth in Schedule D hereto.

     (f) Any distributions to stockholders from the unexpended and unencumbered balance of the Contingency Reserve, whether made directly by the Company or by the Liquidating Trust described in Section 6 below, shall be made in accordance with paragraph (e)(ii) above.

     (g) For purposes of the Distribution: (i) the aggregate Liquidation Preference of the Series A Preferred Stock means the product of (a) the number of issued and outstanding shares of Series A Preferred Stock and (b) the sum of $1,000 plus the amount of accrued but unpaid dividends on each share of Series A Preferred Stock from the date of issuance through the date of the initial Distribution; and (ii) the aggregate Liquidation Preference of the Series B Preferred Stock means the product of (a) the number of issued and outstanding shares of Series B Preferred Stock and (b) the sum of $1,000 plus the amount of accrued but unpaid dividends on each share of Series B Preferred Stock from the date of issuance through the date of the initial Distribution. The aggregate Liquidation Preference of the Series A Preferred Stock and Series B Preferred Stock means the sum of the amounts determined in clauses (i) and (ii) of the immediately preceding sentence. With respect to any subsequent distributions made to stockholders, the aggregate Liquidation Preference of the shares of each Series of Preferred Stock shall be reduced by the amount or value (based upon the valuation referred to in paragraph (d) above) of any prior distributions made pursuant to this Plan to the holders of that Series.

     (h) The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation.

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     4.   The distributions to the stockholders pursuant to Section 3 and 6 hereof shall be in complete redemption and cancellation of all of the outstanding Preferred Stock and Common Stock of the Company. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution,
(ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust, or (iii) the date on which the Company ceases to exist under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Preferred Stock and Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

     5. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

     6. As a final liquidating distribution, the Company may transfer to a liquidating trustee, for the benefit of its stockholders (the "Trustee"), under a liquidating trust agreement in substantially the form attached hereto as Schedule E (the "Trust"), any assets of the Company which (i) have not been previously distributed to or for the benefit of the stockholders of the Company as provided above, or (ii) are held as the Contingency Reserve. The Trustee shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in his or her capacity as Trustee, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustee shall be deemed to be a distribution of property and assets by the Company to the stockholders holding a beneficial interest in the Trust for the purposes of Section 3 of this Plan. Any such conveyance to the Trustee shall be in trust for the stockholders of the Company holding a beneficial interest in the Trust. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the appointment of the Trustee, such liquidating trust agreement and the transfer of any assets by the Company to the Trust as their act and as a part hereof as if herein written.

     7. The adoption of the Plan by the stockholders of the Company shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution, winding up, and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) of the DGCL and to take all actions as may be necessary or appropriate in furtherance of the dissolution, winding up, and liquidation of the Company in accordance with this Plan and Delaware law.

     8. After the Adoption Date, the Company shall promptly obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the DGCL.

     9. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any sale, exchange or other disposition of the property and assets of the Company contemplated by this Plan, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

     10. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company and/or the Trust may pay reasonable brokerage, agency, professional and other fees and expenses of persons rendering services to the Company and/or the Trust in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan. The Company and/or the Trust may also pay the officers and directors of the Company, and the employees, agents, consultants and representatives of the Company and/or the Trust, including the Trustee, or any of them, reasonable compensation, in money or other property. An estimate of the expenses in connection with all of the foregoing is set forth on Schedule F attached hereto.

     11. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustee, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligation hereunder, including seeking an extension in time and coverage of the Company's insurance policies currently in effect.

     12. The Board of Directors may not modify or amend this Plan in a manner that is materially adverse to any of the stockholders of the Company without the consent by the holders of a majority of the Common Stock. 13. The schedules to this Plan shall be updated as necessary to comply with the provisions of Section 281(b) of the DGCL.

     14. The Board of Directors shall determine whether to liquidate or merge into itself, any one or more, or all, of the Company's existing subsidiaries incident to the completion of the transactions contemplated by this Plan, or to transfer the shares of any such subsidiary to an outside party or to the stockholders of the Company. If and to the extent that the Company determines that any such subsidiary shall be liquidated or merged, it shall determine the manner for effecting such liquidation or merger, and may cause a Plan of Liquidation to be adopted by such subsidiary which shall be based on the provisions of this Plan except to the extent that such provisions are manifestly inconsistent with the liquidation or merger of a subsidiary.

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     15.  The Board of Directors is hereby authorized, without further action by the Company's stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are not inconsistent with the provisions of this Plan and are deemed necessary, appropriate or desirable, in the reasonable judgment of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

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                                   Schedule A

                            List of Assets to be Sold

                         Description                         Estimated Proceeds

Investment in Epoch/1/                                           $ 457,143


----------------------------
/1/ 457,143 shares of stock in Epoch Biosciences, Inc., assumed to be sold at $1.00 per share.

                                   Schedule B

                  Receivables, Debts and Claims to Be Collected

                               Description                     Estimated Amount

Royalties earned from Baxter/2/                                   $ 137,500
Potential refunds/3/                                              ---------
Legal retainer/4/                                                 $ 250,000
Reimbursement from employees and ADP related to
   erroneous processing of severance, vacation and
     related payments on 9/30/02/5/                               $ 179,467


----------------------
/2/ A two percent royalty is paid by Baxter quarterly in arrears. The above assumes that Baxter will make payment for royalties earned through December 15, 2002 which are payable no later than March 1, 2003.
/3/ There may be certain refunds due that cannot be presently determined. These include potential amounts due from health, life and dental insurance providers; return workers' compensation premium on final audit; and similar items. Any proceeds cannot be reasonably estimated at this time.
/4/ The Company has paid a retainer to its principal counsel. Such retainer is not expected to be released until such time as counsel will no longer provide legal services.
/5/ In September 2002, the Company erroneously processed retention, vacation, severance and related payments to employees and direct-deposited such amounts in employee accounts. Only retention was payable at that date. The net pay amounts direct-deposited to employee accounts totaling $133,335.24 have been reimbursed and will be deposited in October 2002. In connection with the payments, employer taxes in the amount of $46,131.76 were erroneously withheld by ADP and will be credited to the Company.

                                   Schedule C

   List of Assets and Agreements to be Assigned to Holders of Preferred Stock
    (to the extent not required for Contingency Reserve or for distribution pursuant to paragraph 3(e)(i))
Investments:

     . Approximately 8% equity interest in Progenitor Cell Therapy, L.L.C. (book value at June 30, 2002 includes effects of asset impairment adjustments) (assets owned by Nexell of California, Inc. and thus transferred by virtue of transfer of common stock of Nexell of California, Inc.)

     . Approximately 15% equity interest in MRDx Diagnostics, Inc. (book value at June 30, 2002 includes effects of asset impairment adjustments) (assets owned by Nexell of California, Inc. and thus transferred by virtue of transfer of common stock of Nexell of California, Inc.)

     .    Investment in Epoch Biosciences, Inc.: see Schedule A

Subsidiaries:

     .    Nexell of California, Inc. ("NCI") - 100 shares of common stock

     . Approximate 86% ownership of Innovir Laboratories, Inc. - 45,792,230 shares of common stock

     .    Innovir Laboratories, Inc. - 280,000 shares of preferred stock

     . Vimrx Genomics, Inc. - 1,000 shares of common stock (Note that Innovir Laboratories, Inc. owns Innovir Holdings Ltd. and Vimrx Holdings, Ltd., which in turn owns Innovir Gesellschaft fur die Entwicklung und synthese von Oligomeren mbH (German company currently in liquidation))

Cash

Receivables:

     .    Per Schedule B

Inventory/ Supplies:

     .    None

Equipment, vehicles, office furniture, other tangible personal property:

     .    None

Leased property:

     .    None

Intellectual property

         Copyrights

         Trademarks

         Patents

         Trade secrets and other intangibles

         Other

          . Assets and intellectual property associated with VM301 wound healing compound

          . Agreement dated October 8, 1999 between Yale University, Innovir, Inc. [sic] and the Company

Software (owned and licensed):

     . Remaining software (i.e., accounting and financial) will be abandoned upon completion of dissolution

Website.url

Books and records

Causes of action against third parties:

     .    None known

Other:

     . Asset Purchase Agreement dated October 10, 1997 by and among Baxter Healthcare Corporation, the Company and NCI

     . Acquisition Agreement dated February 18, 1999 by and among Baxter Healthcare Corporation, the Company and NCI

     . Asset Purchase Agreement dated as of August 3, 2001 among the Company, NCI and Baxter Healthcare Corporation

     . Agreement dated October 8, 1999 between Yale University, Innovir, Inc. [sic] and the Company

Agreements of Nexell of California, Inc., Innovir Laboratories, Inc. and Other Subsidiaries of the Company:

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     .    License Agreement dated March 28, 2001 between Epimmune Inc. and NCI

     . Distribution and License Agreement dated August 31, 2001 between Baxter Healthcare Corporation and NCI

     . Sublicense Agreement of the First BD Sublicense dated August 31, 2001 between Baxter and NCI

     . Sublicense Agreement of the Second BD Sublicense dated August 31, 2001 between Baxter and NCI

     . Sublicense Agreement of the Dorken Sublicense Agreement dated August 31, 2001 between Baxter and NCI

     . Sublicense Agreement of the Public Health Service Biological Materials License dated August 31, 2001 between Baxter and NCI

     . Sublicense Agreement of the Diaclone Monoclonal Antibody License dated August 31, 2001 between Baxter and NCI

     . License Agreement dated January 17, 2002 between NCI and MRDx Diagnostics, Inc.

     . Assignment and Assumption of Lease dated May 31, 2002 between NCI and Immuno-Designed Molecules, Inc.

     .    Warrant to Purchase Common Shares of Stock of Ribozyme
          Pharmaceuticals, Inc. dated August __, 1999 between Ribozyme Pharmaceuticals, Inc. and Innovir Laboratories, Inc.

     . Binding Term Sheet dated May 6, 1999 between Innovir Laboratories, Inc. and Amgen, Inc. and Amendment dated January 14, 2000

     . Amended and Restated Operating Agreement of Progenitor Cell Therapy, L.L.C. dated July 22, 1999 (NCI is a member)

Third-Party Consents Needed for Assignment of Assets:

     . Agreement dated October 8, 1999 between Yale University, Innovir, Inc. [sic] and the Company

     . License Agreement dated January 17, 2002 between NCI and MRDx Diagnostics, Inc.

     . The approval of the Plan by the holders of a majority of the outstanding shares of common stock is required.

     . Pursuant to Section 6.2B of the Acquisition Agreement dated February 18, 1999 among Baxter Healthcare Corporation, the Company and NCI, without the written consent of Baxter Healthcare Corporation, the Company shall not sell, transfer or otherwise dispose of all or substantially all of the operating assets of NCI or issue, sell, transfer or otherwise dispose of any securities of NCI.

     . Pursuant to Section 4.13 of the Securities Agreement dated November 24, 1999 among the Company and the purchasers identified in Schedule I thereto, without the prior written consent of the holders of 2/3 of the Series B Preferred Stock, the Company will not, and will not permit any of its Material Subsidiaries (as defined therein) to sell, lease or otherwise dispose of all or substantially all of its property.

     This Third-Party Consent section of the Schedule does not reflect agreements between the Company (or its subsidiaries) and Baxter

                                   Schedule D

          List of Liabilities to be Assumed by Holders of Preferred Stock

The obligations arising under the following agreements, but only to the extent arising after the date such agreements are transferred to holders of Preferred
Stock:

     Asset Purchase Agreement dated October 10, 1997 by and among Baxter Healthcare Corporation, the Company and NCI

     Acquisition Agreement dated February 18, 1999 by and among Baxter Healthcare Corporation, the Company and NCI

     Asset Purchase Agreement dated as of August 3, 2001 among the Company, NCI and Baxter Healthcare Corporation

     Agreement dated October 8, 1999 between Yale University, Innovir, Inc. [sic] and the Company

     License Agreement dated March 28, 2001 between Epimmune Inc. and NCI

     Distribution and License Agreement dated August 31, 2001 between Baxter Healthcare Corporation and NCI

     Sublicense Agreement of the First BD Sublicense dated August 31, 2001 between Baxter and NCI

     Sublicense Agreement of the Second BD Sublicense dated August 31, 2001 between Baxter and NCI

     Sublicense Agreement of the Dorken Sublicense Agreement dated August 31, 2001 between Baxter and NCI

     Sublicense Agreement of the Public Health Service Biological Materials License dated August 31, 2001 between Baxter and NCI

     Sublicense Agreement of the Diaclone Monoclonal Antibody License dated August 31, 2001 between Baxter and NCI

     Assignment and Assumption of Lease dated May 31, 2002 between NCI and Immuno-Designed Molecules, Inc.

     Warrant to Purchase Common Shares of Stock of Ribozyme Pharmaceuticals, Inc. dated August __, 1999 between Ribozyme Pharmaceuticals, Inc. and Innovir Laboratories, Inc.

                                   Schedule E

                       Form of Liquidating Trust Agreement

                           LIQUIDATING TRUST AGREEMENT

          This LIQUIDATING TRUST AGREEMENT (this "Agreement") dated as of _________ __, 2002 is made between Nexell Therapeutics Inc., a Delaware corporation in liquidation ("Nexell"), and ________________ ("Trustee").

          WHEREAS, on October 16, 2002, the Board of Directors of Nexell voted to submit to Nexell's stockholders a Plan of Complete Liquidation and Dissolution (the "Plan") for their approval. On _____________ __, 2002, in a written consent of stockholders, the Plan was approved by Nexell's stockholders;

          WHEREAS, the Plan provides, among other things, for the establishment of a Liquidating Trust to which might be transferred, assigned and conveyed for the benefit of the stockholders any assets of Nexell that have not been previously distributed to the stockholders of Nexell pursuant to the Plan or are held as the Contingency Reserve;

          WHEREAS, for federal income tax purposes, Nexell's assignment, conveyance and transfer of assets to the Trust pursuant to Article I hereof is deemed to be the final liquidating distribution pursuant to the Plan and Code section 331 from Nexell to the Original Stockholders who have not previously received distributions from Nexell in cancellation and redemption of such Original Stockholders' Common Stock, Series A Preferred Stock and Series B Preferred Stock according to the liquidation rights provided by such stock; and

          WHEREAS, for federal income tax purposes, such Original Stockholders are deemed to contribute the assets to the Trust that Nexell is assigning, conveying and transferring to the Trust pursuant to Article I hereof;

          NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

          Section 1.1 Nexell has assigned, transferred and conveyed, and hereby does assign, transfer and convey unto the Trustee, and its successors in trust in the Trust hereby created:

          (a) All of the rights, titles, benefits and interest of Nexell in and to the assets and properties set forth in the list attached as Exhibit 1 to this Agreement and made a part hereof for all purposes; and

          (b) All other assets, properties, claims and rights of Nexell of whatever kind or character and wheresoever situated;

Subject, However, To:

          (c)  All of the liabilities, debts and obligations of Nexell listed on
Exhibit 2 to this Agreement; and

          (d) All other liabilities, debts and obligations of Nexell contingent, known or unknown.

          To have and to hold the aforesaid assets, properties, claims and rights, together with all rights, benefits, covenants and agreements appertaining or appurtenant thereto, unto the Trustee, as hereinabove provided, and unto its successors in Trust hereby created, upon and subject to the terms and provisions of this Agreement.

                                   ARTICLE II
                           DEFINITIONS; INTERPRETATION

          Section 2.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 2.1 and shall be equally applicable to both the singular and plural forms.

          "Agreement" has the meaning specified in the first paragraph of this Agreement.

          "Beneficial Interest Holders" means the Original Stockholders, other than holders of record of the Common Stock to which the distribution described in Paragraph 3(e)(i) of the Plan has been made.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" or "Shares of Common Stock" means the common stock of Nexell, par value $0.001 per share, issued and outstanding as of the close of business on the Liquidation Record Date.

          "Directors" means the Board of Directors of Nexell.

          "Liquidation Record Date" means __________ __, 2002.

          "Nexell" has the meaning specified in the first paragraph of this Agreement.

          "Original Stockholders" means the holders of record of shares of (i) the Common Stock, (ii) the Series A Preferred Stock and (iii) the Series B Preferred Stock, as of the close of Nexell's stock transfer books on the Liquidation Record Date, in their capacities as stockholders of Nexell.

          "Series A Preferred Stock" means the Series A Cumulative Convertible Preferred Stock of Nexell, par value $0.001 per share, issued and outstanding as of the close of business on the Liquidation Record Date.

          "Series B Preferred Stock" means the Series B Cumulative Convertible Preferred Stock of Nexell, par value $0.001 per share, issued and outstanding as of the close of business on the Liquidation Record Date.

          "Trust" means the Trust created by this Agreement.

          "Trustee" means the Trustee hereinabove named, including all corporations or individuals, both singular and plural, and any successor or successors in the Trust hereby created and reposed in it.

          "Trust Estate" means the aggregate of the assets, properties, claims and rights hereinabove described or referred to, and hereby transferred, assigned and conveyed unto the Trustee, together with all income and moneys collected by the Trustee from or in respect of any and all such properties, property rights and agreements, and all other rights, benefits or privileges, otherwise appertaining or appurtenant thereto.

          All other capitalized terms that are used herein shall have the meaning ascribed to them in the Plan.

          Section 2.2 Interpretation. For purposes of this Agreement (a) the word "or" is not exclusive and (b) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Sections of, and the Exhibits attached to, this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

                                   ARTICLE III

          Section 3.1  The Trust is intended to:

          (a) serve as a repository for assignment of the assets of Nexell that have not been previously distributed to Original Stockholders of Nexell pursuant to the Plan or are held as the Contingency Reserve;

          (b) provide for the holding, preservation and operation of the assets constituting the Trust Estate pending the sale or other disposition or distribution thereof to the Beneficial Interest Holders;

          (c) provide for sale or other disposition of the assets constituting the Trust Estate which are not distributed in kind by the Trustee to the Beneficial Interest Holders;

          (d) provide for the payment of Nexell's unpaid liabilities, debts and obligations;

          (e) provide for such action as may be necessary or expedient to prosecute or collect any claim or contingent right constituting a part of the Trust Estate; and

          (f) provide for the distribution to the Beneficial Interest Holders of their respective interests in all distributable property constituting the Trust Estate.

          Section 3.2 The Trustee shall hold the Trust Estate without provision for or the payment of any interest thereon to any Beneficial Interest Holder, except that interest earned on any assets of the Trust shall become a part of the Trust Estate and shall be distributed accordingly.

          Section 3.3 Except as authorized in this Agreement, the Trustee shall have no power or authority to enter into or carry on any business in respect of the Trust Estate, and no part of the Trust Estate or the proceeds, revenue or income therefrom shall be used or disposed of by the Trustee for any purpose other than:

          (a) the payment of Nexell's unpaid or contingent liabilities, debts and obligations and the fees and expenses incurred in connection with the administration of the Trust Estate; and

          (b) the distribution thereof to the Beneficial Interest Holders in accordance with the terms of this Agreement.

          Section 3.4 The powers, duties and authorities of the Trustee hereunder are limited to holding title to the Trust Estate, the sale or other disposition, preservation and protection of the same, the prosecution or collection of any claim or contingent right constituting a part of the Trust Estate, the collection of the proceeds, income and revenue from time to time accruing to or otherwise payable in respect of the Trust Estate, and the distribution to the Beneficial Interest Holders from time to time of the portion of the Trust Estate to which they are respectively entitled under the Plan, as otherwise provided herein. However, in the exercise of such power and authority and the discharge of such duties, the Trustee shall have, and is hereby granted, such incidental and additional powers and authority, not in conflict with any of the provisions hereof, as it shall deem necessary, appropriate or desirable to effectuate the purposes of this Trust, including, but not limited to, the following:

          (a) The Trustee may exercise by agent or employee, or attorney or attorney-in-fact, all rights appurtenant to any property or matters in which the Trust may be interested.

          (b) The Trustee shall have the power, exercisable in the Trustee's sole discretion, to determine in a reasonable manner what is principal or income of the Trust and to apportion and allocate receipts and expenses and other charges in a reasonable manner between principal and income.

          (c) The Trustee shall have the power to grant options and to sell the assets constituting the Trust Estate at public auction or at private sale for cash, or upon credit (either secured or unsecured as the Trustee shall determine) or to otherwise dispose of such assets.

          (d) The Trustee shall have the power to value assets of the Trust for tax purposes.

          (e) The Trustee shall have full power and authority to execute and deliver any conveyances, assignments, contracts, stock or security transfer powers, or any other written instrument of any character appropriate to any of the powers or duties conferred upon the Trustee.

          (f) Subject to the provisions of Section 4.7, the Trustee is authorized to sue for and defend the Trust Estate, or any part thereof as at any time constituted, and to sue for and defend the Trust; and the Trustee is authorized to compromise, settle and adjust claims in favor of and against the Trust Estate, or any part thereof, or against the Trust. The Trustee is authorized to abandon property and release claims, with or without consideration therefor, which the Trustee deems worthless or if the Trustee shall otherwise deem such action to be in the best interests of the Beneficial Interest Holders having a continuing interest in the Trust Estate.

          (g) In the event any of the property which is or may become a part of the assets of the Trust Estate is situated in any state or other jurisdiction in which the Trustee is not qualified to act as Trustee, the Trustee is empowered to nominate and appoint an individual or corporate trustee qualified to act in such state or other jurisdiction in connection with the property situated in that state or other jurisdiction as trustee of such property and require from such trustee such security as may be designated by the Trustee. The trustee so appointed shall have all the rights, powers, privileges and duties and shall be subject to the conditions and limitations of this Trust, except as modified or limited by the Trustee, and except where the same may be modified by the laws of such state or other jurisdiction (in which case, the laws of the state or other jurisdiction in which such trustee is acting shall prevail to the extent necessary). Such trustee shall be answerable to the Trustee herein appointed for all moneys, assets and other property which may be received by it in connection with the administration of such property. The Trustee hereunder may remove such trustee, with or without cause, and appoint a successor trustee at any time by the execution by the Trustee of a written instrument declaring such trustee removed from office, and specifying the effective date and time of removal.

          (h) The exercise of any discretionary power vested in the Trustee shall be final and conclusive upon the Beneficial Interest Holders and upon all persons whomsoever.

          (i) No bond shall be required of the Trustee appointed herein, and no successor Trustee shall be required to furnish bond.

          (j) The Trustee shall not be responsible or liable for any loss which may occur by reason of depreciation in the value of any property constituting a part of the Trust Estate, except that the Trustee shall be liable for its own fraud, gross negligence or willful misconduct, or the fraud, gross negligence or willful misconduct of any of its officers or employees involving or affecting the Trust Estate.

          (k) The Trustee shall, to the extent necessary, prepare and file appropriate federal income tax returns and other returns and reports required by applicable law on behalf of the Trust.

          (l) The Trustee shall not be under any duty to reinvest such part of the Trust Estate as may be in cash, or as may be converted into cash, nor shall the Trustee be chargeable with interest thereon (except to the extent that interest may be paid to the Trustee on such cash amount on deposit).

          (m) Pending sale or other disposition or distribution, the Trustee in its discretion is authorized to retain all or any part of the assets constituting the Trust Estate regardless of whether such assets are (or may become) underproductive, unproductive or a wasting asset, or whether such assets, if considered to be investments, might be considered to be speculative or extrahazardous.

          (n) The Trustee shall have the power to hire and retain attorneys, accountants and other professionals or experts, and to pay the fees and expenses of such professionals out of the Trust Estate.

                                   ARTICLE IV

          Section 4.1 Nexell will deliver to the Trustee a certified copy of a list of the Original Stockholders, and will specify which Original Stockholders are Beneficial Interest Holders.

          Section 4.2

          (a) The Trustee shall distribute to each Beneficial Interest Holder of Common Stock, other than Baxter Healthcare Corporation or any its affiliates or transferees, in cash $0.05 per share of Common Stock so held, provided that the aggregate amount distributed to all Beneficial Interest Holders pursuant to this Section 4.2(a) shall not exceed $872,026, minus the aggregate amount paid to Original Stockholders by Nexell pursuant to Paragraph 3(e)(i) prior to the date hereof.] [DELETE THIS PARAGRAPH IF DISTRIBUTION UNDER PARAGRAPH 3(e)(i) HAS BEEN MADE BY DATE OF AGREEMENT]

          (b) The assets in the Trust Estate (other than any unexpended portion of the Contingency Reserve [and any amounts required to make payments pursuant to Section 4.2(a)]), other than any such assets liquidated to satisfy claims which could not be satisfied from the Contingency Reserve, shall be paid or distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock, pari passu based on each Series' proportionate share of the aggregate Liquidation Preferences of the Series A Preferred Stock and Series B Preferred Stock (as defined in the Plan) as promptly after the date hereof as is practicable.

          (c) The unexpended and unencumbered portion of the Contingency Reserve shall be paid or distributed, at such time or times, in such amounts and in such manner as deemed appropriate by the Trustee, to the holders of the Series A Preferred Stock and the Series B Preferred Stock, pari passu based on each Series' proportionate share of the aggregate Liquidation Preferences of the Series A Preferred Stock and Series B Preferred Stock (as defined in the Plan).

          (d) Any unclaimed part of the Trust Estate shall be subject to disposition in accordance with applicable laws.

          Section 4.3 In the event that the Trustee shall collect any claim or contingent right constituting a part of the Trust Estate, such proceeds, funds or property shall be deemed to be a part of the Trust Estate, and, subject to the terms and provisions hereof, shall be distributed as provided in Section 4.2 of this Agreement. In the event any part of the Trust Estate shall have been retained by the Trustee pursuant to the provisions of this Agreement and it shall subsequently be determined by the Trustee that all of such part of the Trust Estate so retained shall not be required, any excess shall be distributed as provided in Section
4.2 of this Agreement.

          Section 4.4 Anything contained herein to the contrary notwithstanding, the Trustee shall be entitled to and may retain and set aside the Contingency Reserve and such additional funds out of the Trust Estate as the Trustee shall deem necessary or expedient to pay, or provide for the payment of: Nexell's unpaid liabilities, debts and obligations; contingencies; and the fees and expenses of administering the Trust Estate (including, but not limited to, its own fees and expenses and the cost of state transfer taxes on the distribution of any securities or other property constituting a portion of the Trust Estate), and no Beneficial Interest Holder shall have any claim against the Trustee for interest in any funds so expended.

          Section 4.5 If any conflicting claims or demands are made or asserted to any shares of the Common Stock, Series A Preferred Stock or Series B Preferred Stock, or to any interest of any Beneficial Interest Holder herein, or if there should be any disagreement among the transferees, assignees, heirs, representatives or legatees succeeding to all or a part of the interest of any Beneficial Interest Holder resulting in adverse claims or demands in connection with such interest, then, in any of such events, the Trustee shall be entitled, at its sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the Trustee may elect to make no payment or distribution to the interest represented by the Common Stock, Series A Preferred Stock or Series B Preferred Stock involved, or any part thereof, and in so doing the Trustee shall not be or become liable to any of such parties for its failure or refusal to comply with any of such conflicting claims or demands, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refrain and refuse to act until either the rights of the adverse claimants have been adjudicated by a final judgment of a court of competent jurisdiction, or all differences have been adjusted by valid written agreement among all of such parties, and the Trustee shall have been furnished with an executed counterpart of such agreement. The Trustee may, in its discretion, require that there be furnished a surety bond or other security satisfactory to the Trustee, as it shall deem appropriate to fully indemnify it as to conflicting claims or demands.

          Section 4.6 The Trustee is hereby authorized, but not required, to send other and additional notices to the Beneficial Interest Holders, or their respective transferees, assignees, heirs, representatives and legatees. If the Trustee receives evidence satisfactory to it that a person or persons other than a Beneficial Interest Holder is entitled to receive a distribution of the Trust Estate, then the Trustee shall, in accordance with the terms and provisions of this Agreement, make distribution to the person or persons who the Trustee has determined, in good faith, are entitled to receive the same.

          Section 4.7 Notwithstanding the provisions of Section 3.4(f) hereof, the Directors, as constituted under Delaware law from time to time, shall, pursuant to the provisions of the Delaware General Corporation Law and otherwise, retain the power, acting on behalf of the Beneficial Interest Holders in conjunction with counsel of its selection: to prosecute, defend, appeal, settle or fail to prosecute, defend, appeal or settle such suits, actions or proceedings, whether civil, criminal or administrative, as may exist at the time of the complete liquidation and dissolution of Nexell or as may from time to time be asserted by or against the Trust, Nexell or the Beneficial Interest Holders or any of them who may incur or be charged with transferee liability in respect of their receipt of assets of Nexell or of the Trust; or to direct the Trustee to do the foregoing, in the name of Nexell, the Trust or the Beneficial Interest Holders, as the Directors shall deem appropriate. In the event any liability or obligation shall be incurred in respect thereof, whether as a result of judgment or settlement or otherwise, the Trustee shall pay the amount or amounts thereof out of the Trust Estate, and, in advance and/or in connection with such payment, shall pay such expenses of counsel and other expenses (including, but not limited to, expenses of and amounts payable in indemnification of officers, directors and others, under applicable law) as the Directors from time to time may by resolution direct. The Trustee shall have no obligation to investigate into the propriety or disposition of any such payment but shall be entitled to rely in good faith on the written directions of the Directors pursuant to this Section 4.7 and shall be, and hereby is, exculpated by Nexell, the Trust and the Beneficial Interest Holders from any and all claims, causes of action and other assertions of liability arising out of the taking of action by the Trustee pursuant to such written directions (except for actions or omissions to act to the extent determined by a final order by a court of competent jurisdiction to be due to the Trustee's willful misconduct or fraud). Nothing herein contained shall be construed to permit the Trustee to distribute any portion of the Trust Estate to Nexell, or to any Original Stockholder, as such, other than a Beneficial Interest Holder entitled thereto pursuant to this Agreement. In the absence of any express action by the Directors pursuant to this Section 4.7, the provisions of Section 3.4(f) hereof shall control.

                                    ARTICLE V

          Section 5.1 The Trustee and its successors hereunder may resign as Trustee by giving not less than sixty (60) days prior written notice thereof to Nexell. Nexell may remove the Trustee or its successors by giving not less than sixty (60) days prior written notice thereof to the Trustee. Any successor Trustee must be approved by written approval executed by Beneficial Interest Holders or their successors in interest holding at least a majority in interest of the Beneficial Interest Holders, based upon the value of the amount to be distributed pursuant to Section 4.2 hereof.

          Section 5.2 Upon any such resignation or removal, the Trustee shall render an accounting and shall assign, transfer, pay over and deliver to the successor Trustee (if one has been appointed, or, if not, to Nexell) the Trust Estate, subject to the Trustee's fees and expenses incurred to the date of resignation or removal. No successor Trustee shall be required to institute any suit or other court proceeding to require any predecessor Trustee to redress a breach of trust or otherwise to account to such successor Trustee unless required to do so by a court of competent jurisdiction. A successor Trustee shall not be liable for failure to verify, audit or contest the accounts of any predecessor fiduciary; instead, each successor Trustee may accept, rely and act upon the accounting furnished by the predecessor fiduciary.

          Section 5.3 Immediately upon the ascension to office or the appointment of any successor Trustee, all rights, title, duties, powers and authorities of the succeeded Trustee hereunder shall be imposed upon, vested in and undertaken by the successor Trustee. Each and every successor Trustee shall, promptly after acceptance of the responsibilities of Trustee, execute an appropriate written instrument in recordable form acknowledging acceptance of such appointment.

          Section 5.4 If any corporate Trustee shall change its name, or shall reorganize or reincorporate, or shall merge with or into or consolidate with any other bank or trust company, such corporate Trustee shall be deemed to be a continuing entity and shall continue to act as Trustee with the same liabilities, duties, powers, titles, discretions and privileges as are herein specified for Trustee.

                                   ARTICLE VI

          Section 6.1 The Trustee shall be indemnified by, and shall be entitled to receive reimbursement from, the Trust Estate against and from any and all liability, claims, damage or loss incurred in connection with its duties as Trustee, and in the omission or commission of any act done or performed as Trustee of the Trust, save and except such liabilities, claims, damages or losses as may be attributable to the fraud, gross negligence or willful misconduct of the Trustee or of any of its officers, directors or employees; and the Trustee shall have a lien upon the Trust Estate to secure it for such indemnification and reimbursement as well as any other sums due the Trustee pursuant to the terms of this Agreement, including but not limited to the Trustee's fees and expenses.

          Section 6.2 The Trustee shall receive such compensation for its services as is set forth in a separate letter agreement entered into between the Trustee, the Trust and Nexell, and the Trustee shall likewise be reimbursed for all reasonable expenses which it may incur in the administration of the Trust.

          Section 6.3 In the event of any litigation to which the Trust or the Trust Estate is a party, or in the event of any audit or inspection of the records of the Trust pertaining to transactions affecting the Trust Estate, or if the Trustee shall desire to obtain legal, accounting or other unusual or extraordinary services in connection with the administration of the Trust, the Trustee shall be entitled to reimbursement for its actual expenses, including, but not limited to, the fees of legal, accounting and other professional or expert counsel incurred in connection therewith.

                                   ARTICLE VII

          Section 7.1 The Trust shall continue and remain effective until the Trust Estate has been fully distributed or expended in accordance with the terms and provisions of this Agreement, or the expiration of three (3) years from the date hereof, whichever shall first occur, at which time the Trust shall terminate.

          Section 7.2 (a) In the event that the Trust shall terminate at the expiration of three (3) years from the date hereof, the then Trust Estate shall be distributed forthwith to the Beneficial Interest Holders as provided in
Section 4.2.

          (b) Upon termination of the Trust, the Trustee may retain the books, records, Beneficial Interest Holder lists and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, it may destroy all of such records and documents at any time after three (3) years from the date of termination of this Trust.

          (c) Any portion of the Trust Estate which shall be available to, but shall be unclaimed by, any Beneficial Interest Holder shall be deemed to be subject to applicable escheat laws, and the Trustee is expressly authorized to pay and/or deliver such portion of the Trust Estate at such time or times as may be consonant with such laws and in accordance with the provisions thereof.

          (d) For the purpose of liquidating and winding up the affairs of the Trust at its termination, the Trustee shall continue to act as Trustee until its duties have been fully performed, or until the Trustee's earlier resignation or removal pursuant to Section 5.1. After so doing, the Trustee shall have no further duties nor be subject to any further liability.

                                  ARTICLE VIII

          Section 8.1 No person dealing with the Trustee shall be responsible for, or be required to see to, the application of any money or other thing of value paid to or delivered to the Trustee and the receipt of the Trustee shall be a full discharge to the extent of the property so delivered.

          Section 8.2 All matters in reference to this Trust (including, but not limited to, its validity, duration, construction and administration) shall be governed by the laws of the State of Delaware. The Trustee shall have and exercise and be subject to the rights, powers, discretions, duties, limitations, liabilities and responsibilities set forth in the laws of said state, except where and to the extent that same may be inconsistent or in conflict with any of the provisions of this Agreement, in which latter event the provisions of this Agreement shall govern. If for any reason any part of this instrument shall be invalid, illegal or inoperative, it is intended, nevertheless, that the remaining part shall be fully effective and operative. The Trustee may seek and obtain court instructions from time to time and as often as the Trustee may deem necessary for the purpose of construing or carrying out the terms, provisions and intentions expressed in this Agreement.

          Section 8.3 A Beneficial Interest Holder's interest in the Trust and/or the Trust Estate shall not be evidenced by any formal certificate or other instrument. A Beneficial Interest Holder's interest in the Trust and/or the Trust Estate, and his rights thereto, shall not be assignable or transferable in any manner, except by will, intestate succession, or operation of law, without the prior written consent of the Trustee, which it shall have full discretion to grant or withhold as it shall see fit.

          Section 8.4 The recital of facts contained herein shall be taken as statements of Nexell and the Trustee assumes no responsibility for the correctness of the same.

          Section 8.5 The Trustee shall have the right to rely upon and shall be fully protected in acting upon the advice or opinion of any attorney, auditor or other expert at any time employed by it in connection with any matter concerning the Trust or the Trust Estate, and it shall also have the right to rely upon and shall be fully protected in acting upon any notice, credential, certificate, assignment or other document or instrument believed by the Trustee to be genuine and to be signed by the proper party or parties.

          Section 8.6 This Agreement may be executed in a number of counterparts, each of which, when so executed, shall be deemed to be an original for all purposes, but all of such executed counterparts together shall constitute but one and the same instrument.

          Section 8.7 The Trustee shall not be responsible for the execution and acknowledgment hereof or the validity hereof, the validity of the Trust Estate or any part thereof, or the authority of Nexell to make and execute this Agreement.

          Section 8.8 The Trust created hereunder shall be irrevocable except in accordance with the express terms hereof, and no person shall have the right or power, whether alone or in conjunction with others, in whatever capacity, to alter, amend, revoke or terminate this Trust, or any of the terms of this Agreement, in whole or in part, or to designate the persons who shall possess or enjoy the trust property or the income therefrom.

          Section 8.9 For purposes of this Agreement, the Trustee's address shall be:

          ----------------
          ----------------
          ----------------

or such other address as the Trustee shall designate by giving notice to the Beneficial Interest Holders.

                                   * * * * * *

          IN WITNESS WHEREOF, Nexell and the Trustee have executed this Agreement, all as of the day and year first above written.


                                         NEXELL THERAPEUTICS INC.


                                         By:         ___________________________
                                         Name:
                                         Title:


                                         [TRUSTEE]


                                         By:         ___________________________
                                         Name:
                                         Title:

                                   Schedule F

  Estimated Expenses of Plan, including Payments to Brokers and Compensation to
     Directors, Officers, Employees, Agents, Consultants and Representatives

Salaries from 10/1/02 through 12/31/02                                  $ 99,650
Severance                                                                 81,996
Vacation and holiday accrued at 9/30/02                                   64,389
Payroll tax on severance, vacation and holiday earned at 9/30/02          34,001
Vacation and holiday earned from 10/1/02 through 12/31/02                  7,665
Payroll taxes on wages from 10/1/02 through 12/31/02                      10,732
Cost of benefits from 10/1/02 through 12/31/02                            12,878
Consulting and trustee fees                                              275,625
Legal costs from August 1, 2002 through dissolution                      675,000
Outside accounting costs from October 1, 2002 through dissolution         50,000
Restructure specialist costs from October 1, 2002 through dissolution     15,000
Board fees from October 1, 2002 through dissolution                       12,500


NOTE: Under GAAP, certain of the above items may not currently be accrued.